Exhibit 5.1


                                  PERKINS COIE
              A Law Partnership Including Professional Corporations
          1201 Third Avenue, 40th Floor Seattle, Washington 98101-3099
               Telephone: (206) 583-8888 Facsimile: (206) 583-8500


                                  July 31, 1997


NeoRx Corporation
410 West Harrison Street
Seattle, WA  98119

         RE:      Registration Statement on Form S-8

Gentlemen and Ladies:

         We have acted as counsel to NeoRx Corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 1,500,000 shares of common stock, $.02 par value, of the Company (the "Shares"). The Shares may be issued pursuant to the Restated 1994 Stock Option Plan (the "Plan"). We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

         Based upon and subject to the foregoing, we are of the opinion that the Shares that may be issued upon the exercise of stock options granted or to be granted pursuant to the Plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of the Shares and the sale thereof by the Company in accordance with the terms of the Plan, and the receipt of the consideration therefor in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                Very truly yours,

                                  Perkins Coie